Exhibit 99.1

Data Knights Acquisition Corp. Announces Pricing of $100,000,000 Initial Public Offering and Nasdaq Listing

MIAMI BEACH, FL / ACCESSWIRE / May 6, 2021 / Data Knights Acquisition Corp. ("Data Knights" or the "Company"), announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading tomorrow, May 7, 2021, under the ticker symbol “DKDCU”. Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant. Each warrant entitled the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “DKDCA” and “DKDCW” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on industries that complement its management team’s background and to capitalize on the ability of its management team to identify and acquire a business focusing on the data centers and internet technology sectors where its management team has extensive experience. The Company is sponsored by Serba Dinamik Group Berhad; and led by Barry Anderson, the Company’s Chairman of the Board and Chief Executive Officer, and Firdauz Edmin Bin Mokhtar, the Company’s Chief Financial Officer.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Kingswood Capital Markets, a division of Benchmark Investments Inc., 17 Battery Place, Suite 625, New York, NY 10004, Attention: Syndicate Department, or via email at syndicate@kingswoodcm.com or telephone at (212) 404-7002.

The Securities and Exchange Commission ("SEC") declared effective a registration statement on Form S-1 relating to these securities on May 6, 2021. A final prospectus relating to this offering will be filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Barry Anderson

Data Knights Acquisition Corp.

Phone: 011-44-208-090-2009